RESELLER AGREEMENT (SAAS)

Effective Date: May 7,2026

This **RESELLER AGREEMENT** (this "Agreement") is entered into as of May 7, 2026 (the "Effective Date") by and between **Grupo SKYE, S.A. de C.V.**, a company organized and existing under the laws of Mexico, with its principal place of business at Sierra Fria 206, Lomas de Chapultepec, Mexico City, 11000. **("SKYE")** and **HighTide Energy, Inc** dba **"Accelevate Solutions"**, a Delaware corporation, having a place of business at 4343 N. Scottsdale Rd., Suite 150, Scottsdale, AZ 85251 **("Accelevate")**.

1. DEFINITIONS

For the purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them as follows:

1.1 **"Affiliate"** of a party means any corporation or other entity that such party directly or indirectly controls, is controlled by, or is under common control with. "Control," for purposes of this definition, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2. **"Customer(s)"** means individuals or entities to which SKYE has re-sold Services.

1.4 **"Customer Data"** means all electronic data or information submitted by Customers in connection with such Customers' use of the Services, including data provided by Customers' Users.

1.5 **"Deliverable"** means any software, equipment consultations, documentation and/or other materials prepared by Accelevate for SKYE as described in an SOW.

1.6 **"Fees"** means the fees payable by SKYE to Accelevate in connection with the re-sale of the Services to Customers and any products and services sold/leased/licensed to Customers in connection with or related to the Services.

1.7 **"Term"** has the meaning ascribed to that term in Section 8.1.

1.8 **"Level 1 Support"** means the service provided in response to a Customer's initial contact requesting assistance with the Services.

1.9 **"Level 2/3 Support"** means the service required to resolve a Customer's issues with the Services after Level 1 Support has been exhausted.

1.10 **"Malicious Code"** means viruses, worms, time bombs, Trojan horses and other harmful or malicious code, files, scripts, agents or programs.

1.11 **"Non-Accelevate Applications"** means online applications and offline software products provided by entities or individuals other than Accelevate and are clearly identified as such, and that interoperate with the Services. These services may include advertising technology and allow for interactions between the vehicle operator and passengers in any media format .

1.12 **"Order Form"** means the documents for placing orders pursuant to this Agreement that are entered into between Accelevate and SKYE (or Affiliates of Accelevate and SKYE) from time to time, including addenda and supplements thereto. By entering into an Order Form pursuant to this Agreement, an Affiliate agrees to be bound by the terms of this Agreement as if it were an original party to this Agreement. Order Forms shall be deemed incorporated into this Agreement by reference.

1.13 **"Professional Services"** means the services to be provided by Accelevate to SKYE as described in an SOW which may include, without limitation, engineering, maintenance, installation, design consulting, business planning, support, network planning and analysis.

1.14 **"Renewal Term"** has the meaning ascribed to that term in Section 8.1.

1.15 **"SKYE Agent"** means a person or entity that SKYE appoints to market, promote or resell Services on behalf of SKYE.

1.16 **"SKYE Data"** means all electronic data or information submitted by SKYE to Accelevate in connection with the Services.

1.17 **"Service(s)"** means the products and services for the performance modeling of motor vehicle assets, including monitoring, energy consumption, control, logistical and asset management services, edge and embedded software modeling utilizing AI made available by Accelevate online as designated by Accelevate, including associated offline components. "Services" exclude Non-Accelevate Applications.

1.18 **"Statement of Work"** or "SOW" means a statement of work for Professional Services and/or Deliverables that is executed by the parties.

1.19 **"Term"** has the meaning ascribed to that term in Section 8.1.

1.20 **"Territory"** means Mexico and Latin America.

1.21 **"Users"** means individuals who are authorized by Customers to use the Services. Users may include but are not limited to Customer's employees, consultants, contractors and agents, and third parties with which Customers transact business.

2. SERVICES

2.1 **Provision of Services.** Conditioned on the provisions in this Section 2 and the other terms and conditions of this Agreement and payment of the applicable Fees, Accelevate hereby appoints SKYE, and SKYE hereby accepts, for the Term (unless terminated as provided in this Agreement), an appointment to act as a Accelevate approved reseller of the Services in the Territory, appointment exclusive for Mexico. SKYE shall market, promote and re-sell the Services to Customers and potential Customers, at its own expense and using its own efforts with its own sales force (including SKYE Agents). SKYE shall pay Accelevate the Fees set forth in this Agreement. Accelevate shall make the Services available to SKYE for re-sale to Customers pursuant to this Agreement.

2.2 **Exclusivity**. Accelevate shall not grant, allow or permit any other company, person or affiliate to provide the Services in Mexico, for a Term of five (5) Years from the Effective Date of this Agreement. This exclusivity shall remain after the initial term, granted that, through the Revenue Share, Section 2.3, SKYE pays to Accelevate [****] in the year before each renewal of Term, and each consecutive year will have [****], for avoidance of doubt [****].

2.3 Revenue Share. SKYE shall pay Accelevate 35% of all Gross Revenue derived from software, SaaS, services, and subscriptions (excluding hardware sales) across the Services industry in the Territory, as well as all media revenue, including all revenue from any and all forms of advertising from the Services operation.

2.4 **Order Forms.** SKYE and Accelevate shall enter into Order Forms with respect to each Customer in order to document the Services that are to be provided for such Customer and to allow Accelevate to plan its delivery of Services.

2.5 **Non-Exclusive Customer Licenses.** SKYE may only resell non-exclusive rights to the Services and shall not grant any party any exclusive rights with respect to the Services.

2.6 **Accelevate Responsibilities for the Services.** Accelevate shall provide SKYE with the Services within the Territory for the purpose of the resale to Customers. The Services shall be made available by Accelevate subject to any unavailability caused by circumstances beyond Accelevate's reasonable control, including any force majeure events as contemplated in Section 10.11 and any computer, communications, Internet service or hosting facility failures or delays involving hardware, software, power or other systems not within Accelevate's possession or reasonable control, and denial of service attacks. The Services may be temporarily limited, interrupted or curtailed due to maintenance, repair, modifications, upgrades or relocation. Accelevate shall notify SKYE of scheduled and unscheduled network outages that are expected to last more than four (4) hours and that may affect the Services. Accelevate shall be entitled to change the Services during the Term provided that Accelevate will not materially reduce the capabilities provided by the Services.

2.7 **SKYE Responsibilities.** SKYE shall maintain marketing and customer service standards that are appropriate in order to maintain high-quality Services and to reflect favorably on SKYE's and Accelevate's reputation. SKYE shall provide Customers with prompt, courteous, and efficient service, shall take every reasonable precaution not to disclose any Customer information, other than as permitted by any applicable privacy or sensitive personal information legislation, and shall deal with Customers honestly and fairly. SKYE shall be responsible for all activities of its Customers and SKYE shall (i) use commercially reasonable efforts to prevent unauthorized access to or use of the Services and shall notify Accelevate promptly of any such unauthorized access or use; and (ii) comply with all applicable local, state, provincial, federal and foreign laws in respect to the promotion and re-sale of the Services.

2.8 **Mutual Obligations.** Neither party shall by way of statement, act or omission, discredit or reflect adversely upon the reputation of or the quality of the other party or the products or services provided by the other party.

2.9 **Customer Contracts.** The Services shall be provided to Customers on terms and conditions that are mutually agreed to between Accelevate and SKYE, in accordance with any applicable regulations. SKYE acknowledges that the Customer agreements will require commercially reasonable flow-down obligations that will apply to Users' use of the Services, including the right for Accelevate to use data submitted and generated through the use of the Services. SKYE shall not make any representations or warranties on behalf of Accelevate, or in any way bind or attempt to bind Accelevate contractually or otherwise with any Customer(s) beyond Accelevate's delivery of the Services.

For this purpose both parties may have a Pricing Committee, established with equal number of persons from each party, to set by unanimity or majority the terms, conditions, pricing and general conditions under which SKYE may offer and license the Services.

2.10 **Restrictions.** SKYE shall not (and shall not authorize any third party to): (a) modify, translate, reverse engineer, decompile, disassemble, or create derivative works based on the Services except to the extent that enforcement of the foregoing restriction is prohibited by applicable law; (b) circumvent any user limits or other timing, use or functionality restrictions built into the Services; (c) remove any proprietary notices, labels, or marks from the Services (except to the extent SKYE is so permitted to for the purposes of re-branding the Services); or (d) access the Services in order to (i) build a competitive product or service, or (ii) copy any ideas, features, functions or graphics of the Services for use outside of the Services.

2.11 **Training and Real Time Data.** The parties acknowledge that the Services require ingestion of industry jargon/master data, initial training, as well as training updates from time

to time, using data relevant to the Territory as well access to real time data provided via application programming interface or similar method. In addition, conversation and dialogue management shall be developed to address the specific use cases and solutions pursued by both parties. This entails crafting conversational patterns and responses that align with industry norms and ensuring that the AI is capable of addressing specific challenges and questions within the Territory context. Accordingly, throughout the Term of this Agreement, SKYE shall collaborate closely with Accelevate providing Accelevate with access to essential information real time data provided via application programming interface or similar method, guidance, and expertise needed to train and improve the Services (the "Training and Real Time Data") in the Territory. It is expected that the SKYE's contributions will encompass, but not be limited to:

A. Preprocessing of future data deliveries, including data cleaning, normalizing, and the annotation of datasets where necessary. This is to ensure that the data provided is in a usable format for immediate integration into the Services' machine learning models, optimizing the efficiency and effectiveness of the AI training process;

B. Regular provision of up-to-date and relevant data sets, including sales data, Customer Data, manufacturing data, customer behavior data (if applicable), conversational data and other forms of data relevant to the Territory;

C. Regular feedback and input to enhance the performance and accuracy of the Services, including the review of outputs, validation of model assumptions, and participation in testing and fine-tuning processes;

D. Assistance in the development of conversational scenarios and patterns specific to the Territory, including customer service inquiries, technical support questions, dealer interactions, and other typical dialogues; and

E. Provision of expert knowledge and insight on the industries in the Territory, to guide the development and refinement of the AI model, ensuring it is tailored to the realities of the Territory, its jargon, its nuances, and its evolving trends.

2.12 **Ownership and Proprietary Rights.** BEN, Accelevate and its suppliers and/or licensors own and shall retain all right, title and interest (including without limitation all patent rights, copyrights, trademark rights, trade secret rights and other intellectual property rights), in and to the Services. All Artificial Intelligence, algorithms, source code, models, training data, patents, trade secrets, and intellectual property related to the Services shall remain the sole and exclusive property of Accelevate. SKYE agrees that only Accelevate shall have the right to maintain, enhance or otherwise modify the Services. Except as expressly set forth in

this Section 2, Accelevate reserves all rights and grants SKYE no licenses of any kind, whether by implication, estoppel, or otherwise.

2.13 **Improvements.** Accelevate shall own all right, title and interest in and to any enhancements and improvements to the Services made by SKYE or its Affiliates, jointly or independently, or resulting from use of the Training and Real Time Data, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein (collectively, "Improvements"). SKYE hereby assigns, and upon creation shall be deemed to have assigned, to Accelevate all right title and interest in and to the Improvements. SKYE shall execute and deliver, and shall cause its personnel, contractors, sub-contractors and advisors to execute and deliver, without additional compensation (provided that Accelevate prepares the applicable documents at its cost and expense), (i) such documents and instruments as Accelevate may reasonably request to transfer and assign to Accelevate all right, title and interest in the Improvements; and (ii) any and all applications or registrations for patents, copyrights and other intellectual property rights and any other instruments deemed necessary or appropriate for Accelevate to secure and enforce such rights.

2.14 **Suggestions.** From time-to-time SKYE may provide Accelevate with suggestions, enhancement requests, recommendations or other feedback relating to the Services ("Suggestions"). Accelevate shall own all right, title and interest in and to any Suggestions, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein. SKYE hereby assigns, and upon creation shall be deemed to have assigned, to Accelevate all right title and interest in and to the Suggestions. SKYE shall execute and deliver, and shall cause its personnel to execute and deliver, without additional compensation (provided that Accelevate prepares the applicable documents at its cost and expense), (i) such documents and instruments as Accelevate may reasonably request to transfer and assign to Accelevate all right, title and interest in the Suggestions; and (ii) any and all applications or registrations for patents, copyrights and other intellectual property rights and any other instruments deemed necessary or appropriate for Accelevate to secure and enforce such rights.

2.15 **Non-Competition.** During the Term, SKYE shall not: (a) directly or indirectly or by Affiliate entities or persons market, promote, or solicit customers or subscriptions for, supply, sell or re-sell any product or service in competition with the Services; (b) have any controlling interest in any entity that markets, promotes, sells or provides any product or service in competition with the Services; (c) enter into any agreements with any provider to resell, redistribute, sub-license or otherwise commercialize any product or service that competes with the Services; or (d) display on its website or elsewhere any advertising or marketing materials of any provider of any product or

service that competes with the Services. The parties acknowledge the need for each Customer to have continuity of service beyond such Customer's subscription period; accordingly, if either party gives timely written notice of non-renewal, then upon such notice SKYE may market to such Customers subscriptions for products or services in competition with the Services, for the period of time following such Customer's subscription period.

2.16 **SKYE's Use of Agents and Subcontractors.** SKYE may, without the prior written consent of Accelevate, appoint SKYE Agents to market, promote and/or re-sell the Services within the Territory, provided that SKYE shall continue to be responsible for all of its duties and obligations under this Agreement and for any acts or omissions of any of its SKYE Agents, and any acts or omissions of any of its SKYE Agents shall be attributed to SKYE. SKYE shall: (a) be liable to Accelevate for all losses, costs, damages and expenses of whatsoever nature, that Accelevate may sustain or incur as a result or in connection with any act or omission of any SKYE Agent, and (b) indemnify Accelevate, its officers, directors, employees, agents and Affiliates (including their officers, directors, employees, and agents) from and against any and all actions, causes of action, claims and demands of whatsoever nature caused by, arising directly or indirectly out of, or in connection with any acts or omissions of any SKYE Agent.

2.17 **Professional Services.** Upon execution of an SOW by the parties and subject to the terms and conditions set forth in Schedule A, SKYE may retain Accelevate to provide Professional Services (including the development of Deliverables) for SKYE, all as described in such SOW. If SKYE submits a purchase order for Professional Services, such order shall not be binding upon Accelevate until accepted by Accelevate. Accelevate shall respond to each such order submitted by SKYE within five (5) business days following receipt thereof. Once an order has been accepted, it shall be subject to the terms and conditions of this Agreement (such terms superseding any and all pre-printed terms and/or conditions within such order).

2.18 **Customer and SKYE Data.** Accelevate shall have the non-exclusive, irrevocable, perpetual, royalty-free, sublicensable and transferable right to use the Customer Data and SKYE Data to provide the Services in accordance with this Agreement, to improve the Services and to train and improve the software and artificial intelligence models used by SKYE in its business, and SKYE shall obtain such rights from its Customers for the benefit of Accelevate and SKYE. Subject to the rights granted to Accelevate pursuant to this Agreement, Accelevate acquires no right, title or interest (i) from SKYE in or to any SKYE Data or (ii) from any Customers in or to Customer Data, including in each instance any intellectual property rights therein. Notwithstanding the foregoing, the Parties will work together to expand the rights for

SKYE and Accelevate to use the Customer Data to the extent permitted by applicable law. Moreover, to the extent SKYE obtains broader rights in the Customer Data than are granted to Accelevate in this Agreement, such broader rights shall be deemed to have been automatically granted to Accelevate hereunder. Notwithstanding anything to the contrary in this Section 2.19, the Parties agree to comply with any applicable state data protection laws in the Territory. Accelevate shall implement technical and organizational measures to protect Customer Data; notify SKYE within 48 hours of any data breach; and allow SKYE to conduct annual compliance audits (at SKYE's expense).

2.19 **Trademarks.** Accelevate hereby grants SKYE during the Term of this Agreement a nonexclusive, nontransferable non-sublicensable, royalty-free license to use trademarks and associated logos, including the name "Brand Engagement Network" (or similar name agreed between the parties) (collectively, "Marks") solely in connection with the marketing and sale of the Services. Any use of Marks shall be in accordance with Accelevate's trademark usage policies, with proper markings and legends, and subject to Accelevate's prior written approval in each case. Accordingly, SKYE shall provide Accelevate with copies of all marketing materials regarding the Services before they are distributed, and shall not use or distribute any such materials without Accelevate's approval. Accelevate may withdraw any approval of any use of its Marks at any time in its sole discretion, although no such withdrawal shall require the recall of any previously published or distributed materials that was approved by Accelevate. SKYE shall reasonably cooperate with Accelevate in facilitating Accelevate's monitoring and control of the nature and quality of products and services bearing the Marks, and shall supply Accelevate with specimens of SKYE's use of the Marks upon request. If Accelevate notifies SKYE that SKYE's use of the Marks is not in compliance with Accelevate's trademark policies or is otherwise deficient, then SKYE shall promptly comply with such policies or otherwise as reasonably directed by Accelevate. SKYE shall not make any express or implied statement or suggestion, or use the Marks in any manner, that dilutes, tarnishes, degrades, disparages or otherwise reflects adversely on Accelevate or its business, products or services. SKYE acknowledges that the Marks are and shall remain owned by Accelevate. SKYE shall not gain any right, title or interest with respect to the Marks by use thereof, and all rights and goodwill associated with the Marks shall inure to the benefit of Accelevate.

3. SERVICES SETUP AND OPERATION

3.1 **Launch of the Services with SKYE.** Upon execution of this Agreement, the parties will co-operate and use commercially reasonable efforts to integrate the Services with any SKYE

software or infrastructure with which the Services need to interact in order to allow the Services to be marketed by SKYE to Customers in the Territory. Once the Services have been integrated with SKYE's software or infrastructure and the parties agree that the integrated Services are of a reasonable quality (having regard to similar commercial offerings), the SKYE shall be entitled to begin reselling the Services to Customers in the Territory.

3.2 **Support.** Accelevate shall provide basic support for the Services to SKYE at no additional charge, and shall provide upgraded support for the Services to SKYE if purchased separately by SKYE. SKYE shall be responsible for providing First Line Support to Customers and Users of the Services. For the purposes of this Agreement, "First Line Support" means (i) fielding each initial call on a Services problem or other inquiry from a Customer or User; (ii) generating and issuing a trouble ticket containing a reference/tracking number to the Customer or User (i.e., provision of a SKYE support number to the Customer or User); (iii) to the extent reasonably possible, identifying the problem or performance deficiency in the Services; (iv) by reference to only a troubleshooting guide that may be provided by Accelevate, attempted resolution of the problem; (v) where such problem has not been resolved, preparation of an error notification in relation to the problem or performance deficiency; (vi) managing communications and expectations with the Customer and/or User until the problem is referred to Accelevate; and (vii) escalating the error notification to Accelevate. Under no circumstances will Accelevate be obliged to deal directly with a Customer or User.

3.3 **White Labelling.** If mutually agreed by the parties in writing, Accelevate shall brand the Services with SKYE-specific branding prior to making the Services available for re-sale by SKYE. The Services shall also be branded with "powered by Accelevate" (or a similar phrase) marks and logos as specified by Accelevate. The Services shall in all cases retain any relevant patent, copyright and/or other intellectual property notices as may be determined to be appropriate by Accelevate. SKYE shall provide, in softcopy/electronic format as reasonably specified by Accelevate, the SKYE-specific branding to be used to white-label the Services. Accelevate shall provide SKYE with access to the white-labelled Services to review prior to making any production versions of the white-labelled Services commercially available for re-sale by SKYE. SKYE shall use commercially reasonable efforts to promptly review the white-labelled Services. The SKYE-specific branding will be applied to the Services by Accelevate for the fees specified in the applicable SOW for such Professional Services. Accelevate shall only use any SKYE-specific branding materials provided to Accelevate for the purposes of re-branding the Services as contemplated in this Section 3.3 and for the operation of the white-labelled Services. Except for the foregoing limited rights, SKYE shall retain all right, title and interest in the SKYE-specific branding provided to Accelevate.

3.4 **Acquisition of Non-Accelevate Products and Services.** Accelevate or third parties may from time to time make available to SKYE third-party products or services, including but not limited to Non-Accelevate Applications and implementation, customization and other consulting services. Any acquisition by SKYE of such non-Accelevate products or services, and any exchange of data between SKYE or its Customers and any non-Accelevate provider, is solely between SKYE or the applicable Customer, as the case may be, and the applicable non-Accelevate provider. Accelevate does not warrant or support non-Accelevate products or services, whether or not they are designated by Accelevate as "certified" or otherwise, except as specified in an Order Form.

3.5 **Non-Accelevate Applications and Customer and SKYE Data.** If SKYE or any of its Customers installs or enables Non-Accelevate Applications for use with the Services, SKYE acknowledges that Accelevate may allow providers of those Non-Accelevate Applications to access Customer Data and SKYE Data as required for the interoperation of such NonAccelevate Applications with the Services. Accelevate shall not be responsible for any disclosure, modification or deletion of any Customer Data and SKYE Data resulting from any such access by Non-Accelevate application providers. The Services shall allow Customers to restrict such access by restricting Customer users from installing or enabling such NonAccelevate applications for use with the Services.

3.6 **Integration with Non-Accelevate Services.** The Services may contain features designed to interoperate with Non-Accelevate Applications. To use such features, SKYE and Customers may be required to obtain access to such Non-Accelevate Applications from their providers. If the provider of any such Non-Accelevate application ceases to make the Non-Accelevate application available for interoperation with the corresponding Service features on reasonable terms, Accelevate may cease providing such Service features without entitling SKYE or any Customers to any refund, credit, or other compensation.

3.7 **Accelevate Protection of Customer Data.** Accelevate shall maintain commercially reasonable administrative, physical, and technical safeguards for protection of the security, confidentiality and integrity of Customer Data. Accelevate will abide by all applicable State and Federal laws including, to the extent applicable, the Gramm Leach Bliley Act and the Federal Trade Commission "Safeguards Rule." Accelevate will work with SKYE in countries where the Services could be deployed to abide by that particular country's laws regarding consumer information.

3.8 **SKYE Responsibilities.** SKYE shall (i) be responsible for Customers' and Users' compliance with Accelevate's policies and procedures applicable to the Services; (ii) be responsible for the accuracy, quality and legality of the Customer Data and of the means by which it was acquired. SKYE shall not: (a) make the Services available to anyone other than Customer and Users; (b) sell, resell, rent or lease the Services outside the Territory; (c) use

the Services to store or transmit infringing, libelous, or otherwise unlawful or tortious material, or to store or transmit material in violation of third-party privacy rights; (d) use the Services to store or transmit Malicious Code; (e) interfere with or disrupt the integrity or performance of the Services or third-party data contained therein; or (f) attempt to gain unauthorized access to the Services or their related systems or networks. SKYE shall, solely at its own cost, employ experienced salespeople who are knowledgeable concerning the functions and advantages of the Services and experienced technical personnel who are knowledgeable concerning the functions, specifications and advantages of the Services.

3.9 **Usage Limitations.** If Accelevate opts to impose Services limitations on all customers, such as but not limited to disk storage space and application programming interface calls, Accelevate will use commercially reasonable efforts to provide at least three (3) months written notice of such limitations to SKYE.

4. PAYMENT TERMS AND TAXES

4.1 **Fees.** SKYE shall pay Accelevate 35% of all amounts collected from Customers for the Services (excluding hardware sales) and any products and services sold/leased/licensed to Customers in connection with or related to the Services.

4.2 **Payment Terms.** SKYE will pay Accelevate the Fees within ten (10) days following the end of the calendar month in which SKYE collected involved amounts, in whole or in part, from the Customer(s). All amounts are payable in United States dollars unless otherwise specified in an Order Form. Overdue amounts shall accrue interest at the lesser of one- and one-half percent (1.5%) per month (19.57% annually) or the maximum rate allowed by law.

4.3 **Taxes.** The Fees do not include any taxes, levies, duties or similar governmental assessments of any nature, including but not limited to value-added, goods and services, harmonized, sales, use or withholding taxes, assessable by any local, state, provincial, federal or foreign jurisdiction (collectively, “Taxes”). SKYE is responsible for paying all Taxes associated with its sales of the Services. For clarity, Accelevate is solely responsible for taxes assessable against Accelevate based on its income, property and employees.

5. CONFIDENTIALITY

5.1 **Definition of Confidential Information.** “Confidential Information” means any and all information disclosed by either party to the other which is marked “confidential” or “proprietary” or which the recipient knows or has reason to know is regarded by the disclosing party as such, including oral information. “Confidential Information” does not include any information that the receiving party can demonstrate was or is: (a) at the time of disclosure to it, in the public domain; (b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving party; (c) in the

possession of the receiving party at the time of disclosure to it; (d) received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation of confidentiality; or (e) independently developed by the receSKYEng party without reference to Confidential Information of the disclosing party. In addition, the receiving party shall not be considered liable or in breach for disclosing Confidential Information which is required to be disclosed by judicial or governmental action; provided that prompt notice is given to the disclosing party wherever possible in order to enable it to seek a protective order or otherwise prevent such disclosure.

5.2 **Securities Compliance.** SKYE (i) is aware that Accelevate may become a reporting company under the Securities Exchange Act of 1934, as amended (the "Act"), and that the United States Securities and Exchange Commission (the "SEC") has promulgated laws, rules and regulations relating to the purchase or sale of securities by persons who have material, non-public information about a public company from purchasing or selling securities of that company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell those securities, (ii) is familiar with the Act, and (iii) shall not use, nor cause any third party to use, any Confidential Information in contravention of the Act or any such laws, rules or regulations, and shall take all reasonable measures to avoid disclosure of Confidential Information except as permitted by this Agreement.

6. WARRANTIES AND DISCLAIMERS

6.1 **Warranties.** Each party warrants to the other party that the other party warrants that (i) it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement does not and will not conflict with any other agreement to which it is a party; (iii) it will comply with all applicable laws in its performance hereunder; and (iv) it owns or has the right to use all intellectual property rights it is providing hereunder.

6.2 **SKYE Indemnity.** SKYE shall defend and/or settle at its expense, any claims, actions or proceedings against Accelevate and its Affiliates and its and their officers, directors, employees, agents, licensors and suppliers ("Indemnitees") to the extent arising out of or relating to (i) product liability or death, bodily injury or damage to tangible property, real or tangible, caused by or arising out of any act or omission of SKYE or any of its Affiliates; (ii) SKYE's or any of its Affiliates' negligence or willful misconduct; (iii) any act or omission of SKYE or any of its Affiliates in connection with the Services; or (iv) any misrepresentation or unauthorized warranty made by SKYE or any of its Affiliates relating to the Services, and SKYE shall pay any settlements entered into by, or judgments against, the Indemnitees arising out of such claims, actions or proceedings.

6.3 **Disclaimer.** EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 6, THE SERVICES ARE PROVIDED "AS IS" AND WITHOUT ANY WARRANTY OF ANY KIND. ACCELEVATE DOES NOT WARRANT THAT THE SERVICES WILL BE ERROR-FREE OR THAT THEY WILL WORK WITHOUT INTERRUPTIONS. TO THE FULL EXTENT PERMITTED BY LAW, THE WARRANTIES STATED IN THIS SECTION 6 ARE EXCLUSIVE AND ACCELEVATE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDED BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, QUALITY, NON-INFRINGEMENT, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE.

7. INDEMNIFICATION UNDER THIS AGREEMENT AND EACH PARTY'S CONFIDENTIALITY OBLIGATIONS

7.1 **Accelevate Indemnity.** Accelevate shall defend and/or settle at its expense, any claims, actions or proceedings against SKYE to the extent arising out of or relating to third party claims that the Services infringe such third party's U.S. patent issued as of the Effective Date, or U.S. copyright, and Accelevate shall pay any settlements entered into by, or judgments against, SKYE arising out of such claims, actions or proceedings. Accelevate shall have no liability for any infringement or misappropriation action or claim to the extent arising from: (i) any modification of the Services by or at the request of SKYE; (ii) the combination of the Services with any non-Accelevate product or service, where but for such combination, no infringement would exist; or (iii) continued allegedly infringing activity by SKYE after having been notified of modifications that would have avoided the alleged infringement. In the event the Services are held or are believed by Accelevate to infringe any third party rights, Accelevate shall have the option, at its expense, to (a) replace or modify the Services to be non-infringing; (b) obtain for SKYE a license to continue using the Services; or (c) if neither (a) nor (b) are practical in Accelevate's sole opinion, terminate the Services and refund any prepaid but unused Fees. This Section 7.1 states Accelevate's entire liability and SKYE's exclusive remedy for any claim of infringement or misappropriation of any thirdparty rights.

7.2 **SKYE Indemnity.** SKYE shall defend and/or settle at its expense, any claims, actions or proceedings against Accelevate and its Affiliates and its and their officers, directors, employees, agents, licensors and suppliers to the extent arising out of or relating to (i) product liability or death, bodily injury or damage to tangible property, real or tangible, caused by or arising out of any act or omission of SKYE or any of its Affiliates; (ii) SKYE's or any of its Affiliates' negligence or willful misconduct; (iii) any act or omission of SKYE or any of its Affiliates in connection with the Services; or (iv) any misrepresentation or unauthorized warranty made by SKYE or any of its Affiliates relating to the Services, and SKYE shall pay any settlements entered into by, or judgments against, Accelevate arising out of such claims, actions or proceedings.

8. TERM AND TERMINATION

8.1 **Term.** This Agreement shall commence on the Effective Date and shall continue for an initial term of five (5) years, and shall renew for successive terms of one year each, unless any of the parties notifies the other its desire not to renew the Agreement with at least sixty (60) business days before the renewal date.

8.2 **Termination.** This Agreement may be terminated: (a) by either party if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach; (b) by Accelevate if SKYE fails to make any payment due hereunder within thirty (30) days after receiving written notice of the breach, the nonbreaching party may terminate this Agreement on written notice at any time following the end of such thirty (30) day period; and (c) if either party becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due) or makes an assignment for the benefit of creditors, then the other party may terminate this Agreement immediately upon notice.

8.3 **Survival.** The following sections shall survive the termination or expiration of this Agreement for any reason: 1, 2.13, 2.14, 2.15, 2.19, 4, 5, 7, 8.3, 8.4, 8.5, 9, 10 and any payment obligations incurred prior to the expiration or termination of this Agreement.

8.4 **Effect of Termination.** Upon expiration or termination of this Agreement, SKYE shall cease all use of the Services, and shall promptly return all copies of the documentation for the Services to Accelevate or else destroy those copies and provide assurances (signed by an officer of SKYE) to Accelevate that it has done so.

8.5 **Rights upon Termination.** Termination is not an exclusive remedy and is in addition to other rights or remedies that may be available. Upon any termination for cause by SKYE, Accelevate shall refund SKYE any prepaid Fees covering the remainder of the term of all subscriptions after the effective date of termination. Upon any termination for cause by Accelevate, SKYE shall pay any unpaid Fees. In no event shall any expiration or termination relieve SKYE of the obligation to pay any Fees payable to Accelevate. Following termination, and for any Customers to whom SKYE has sold subscriptions for the Services during the Term, Accelevate will continue to provide Services for such Customers for the remainder of their then-current subscription period (as of the effective date of termination or expiration of this Agreement) subject to payment of the applicable Fees for such Customers and subject to SKYE's continued compliance with the terms and conditions of this Agreement, which shall continue in respect to such Customers. It is agreed between both the parties that once the SKYE has sold a subscription for the Services to a Customer during the Term with a duration longer than the Term (which shall require the written approval of Accelevate) and this Agreement terminates in accordance with its terms, the Services for any such Customer

shall continue with both parties continuing to provide services to such Customer in the manner prescribed in this Agreement.

9. LIMITATION OF LIABILITY

9.1 WITH THE EXCEPTION OF A PARTY'S OBLIGATION TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT AND EACH PARTY'S CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY, OR ITS LICENSORS OR SUPPLIERS BY VIRTUE OF THIS AGREEMENT, HAVE ANY LIABILITY TO ANY OTHER PARTY FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIMITATIONS SET FORTH IN THIS SECTION 9 DO NOT APPLY TO ANY INFRINGEMENT OR MISAPPROPRIATION BY EITHER PARTY OR ITS CONTRACTORS OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS. IN NO EVENT SHALL Accelevate, ITS AFFILIATES OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS OR SUPPLIERS BE LIABLE TO RESELLER FOR MORE THAN THE AMOUNT OF ANY ACTUAL DIRECT DAMAGES UP TO THE GREATER OF U.S. $100,000.00 (OR EQUIVALENT IN LOCAL CURRENCY) OR THE FEES FOR THE SERVICES THAT ARE THE SUBJECT OF THE CLAIM, REGARDLESS OF THE CAUSE AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE. THE PARTIES AGREE THAT THIS SECTION 9 REPRESENTS A REASONABLE ALLOCATION OF RISK.

10. GENERAL

10.1 **Invoices.** The terms, provisions or conditions of any purchase order or other business form or written authorization used by either party will have no effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of the receiving party to object to those terms, provisions or conditions.

10.2 **Marketing Activities.** Following the execution of this Agreement, the parties may issue a joint press release highlighting the relationship contemplated by this Agreement. Notwithstanding the foregoing, neither party will publish a press announcement related to this Agreement without prior written consent of the other party.

10.3 **Assignment.** Neither party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Accelevate may assign this Agreement in connection with any merger or acquisition or sale of all or substantially all of Accelevate's or any of its Affiliates' assets or stock. Such assignment will not in any event relieve the assignor of any

obligations that accrue under this Agreement prior to any such assignment. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns. Any attempted assignment in violation of this Section 10.3 shall be null and void.

SKYE can assign this license in part or total to a subsidiary company, with previous notice to Accelevate and if Accelevate does not oppose such assignment in five business days.

10.4 **Right of First Refusal.** For the Term of this Agreement in the event SKYE or a party directly or indirectly controlling SKYE, proposes to enter into a sale or other transfer of a controlling interest in such entity, or a sale of all or substantially all of its assets (a "Proposed Sale") to a Qualified Purchaser (as defined below), in each case, pursuant to a transaction or series of related transactions, Accelevate shall have the right, but not the obligation, to purchase such controlling interest or such assets, as applicable, at the same purchase price and on substantially similar terms and conditions as the Proposed Sale (the "Right of First Refusal"). Accelevate shall have 30 business days after receipt of notice of the Proposed Sale (which such notice shall be promptly delivered by SKYE to Accelevate following receipt of a bona fide offer for such Proposed Sale) to elect to exercise the Right of First Refusal. For the Term of this Agreement, SKYE and each party directly or indirectly controlling SKYE shall be prohibited from consummating a Proposed Sale prior to SKYE achieving the Exclusivity Fee or with a person or entity that is not a Qualified Purchaser without the express written consent of Accelevate, which consent may be provided or withheld in its sole discretion. Any consummation of a Proposed Sale in contravention of this Agreement shall be void ab initio. For purposes of this Agreement, a "Qualified Purchaser" shall be any person or entity that is not engaged in the development, licensing, sale, use, provision or monetization of artificial intelligence applications in the Territory.

10.5 **Waiver and Amendment.** No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, shall operate as a waiver of any such right, power or remedy.

10.6 **Choice of Law; Jurisdiction; Venue.** This Agreement shall be governed by the laws of the State of Texas without regard to its conflict of law principles. ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EXCLUSIVELY RESOLVED IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF TEXAS, SHERMAN DIVISION. Each Party irrevocably waives any objection to such jurisdiction or venue on the grounds of forum non conveniens, lack of personal jurisdiction, or otherwise. The application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement is

expressly excluded. The parties confirm that it is their wish that this Agreement as well as all other documents relating to this Agreement, including notices, be drawn up in English only.

10.7 **Compliance with Laws.** Each party shall comply with all applicable laws and regulations regarding the general conduct of business including without limitation all relevant anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act. SKYE agrees to fully comply with all export, re-export and import restrictions and regulations of all agencies and/or authorities of any applicable countries.

10.8 **Notices.** All notices, demands or consents required or permitted under this Agreement shall be in writing and delivered to the addresses set forth above. Notice shall be considered delivered and effective on the earlier of actual receipt or one day following dispatch registered overnight carrier (such as FedEx or UPS). Notice shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be specified by either party to the other in a notice in accordance with this Section 10.8.

10.9 **Independent Contractors.** The parties are independent contractors. This Agreement does not create a legal partnership (notwithstanding any use of the term “partner” by the parties, which if used is meant only to convey a spirit of cooperation between the parties), or a joint venture, agency, employee/employer relationship, or franchisee/franchisor relationship between the parties. Neither party shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

10.10 **Severability.** If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

10.11 **Force Majeure.** Except for each party’s obligations to pay money, neither party shall be deemed to be in breach of this Agreement for any failure or delay in performance caused by reasons beyond its reasonable control, including but not limited to acts of God, earthquakes, wars, pandemics, terrorism, communication failures, strikes or shortages of materials.

10.12 **Headings and References.** The headings and captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

10.13 **Counterparts.** This Agreement may be executed in counterparts, both of which, when taken together, shall constitute a signed agreement binding upon the parties. Delivery of a signed counterpart of this Agreement by facsimile transmission, in paper copy by courier or regular mail or as an email attachment in PDF format shall constitute valid and sufficient delivery thereof.

10.14 **Accelevate Affiliates.** Accelevate may use one or more Affiliates to perform its obligations under this Agreement, provided that such use will not affect Accelevate's obligations hereunder.

10.15 **Complete Understanding.** This Agreement, including all Order Forms, Statements of Work and Schedules, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement.

Signature Page to Follow

IN WITNESS WHEREOF, the authorized representatives of the parties hereby bind the parties by signing below:

High Tide Energy, Inc. dba SKYE Solutions

Name: Charles L. Maury

Title: CEO Charles L. maury

Signature: Charles L. maury (May 7, 2026 14:48:30 MDT)

Date: 07/05/26

Grupo SKYE, S.A. de C.V.

Name: Gastón Iván Gaxiola Romero

Title: CEO

Signature: Gastón Iván Gaxiola Romero (May 7, 2026 12:41:45 PDT)

Date: 07/05/26

Grupo SKYE - Accelevate (Mex)

Final Audit Report 2026-05-07

Created:	2026-05-07
By:	JOSE OROPEZA GARCIA (joropeza@ghs.com.mx)
Status:	Signed
Transaction ID:	CBJCHBCAABAAbw72yi75la0NRCWY9_KI8CqcUVpBGgVq

"Grupo SKYE - Accelevate (Mex)" History

Document created by JOSE OROPEZA GARCIA (joropeza@ghs.com.mx)
2026-05-07 - 7:36:01 PM GMT

Document emailed to Charles L. maury (clm@accelevatesolutions.com) for signature 2026-05-07 - 7:36:06 PM GMT

Document emailed to Gastón Iván Gaxiola Romero (gastongaxiola@outlook.com) for signature 2026-05-07 - 7:36:06 PM GMT

Email viewed by Gastón Iván Gaxiola Romero (gastongaxiola@outlook.com) 2026-05-07 - 7:41:01 PM GMT

Document e-signed by Gastón Iván Gaxiola Romero (gastongaxiola@outlook.com)
Signature Date: 2026-05-07 - 7:41:45 PM GMT - Time Source: server - Signature Appearance Selected: MOBILE_DRAW

Email viewed by Charles L. maury (clm@accelevatesolutions.com)
2026-05-07 - 8:45:23 PM GMT

Document e-signed by Charles L. maury (clm@accelevatesolutions.com)
Signature Date: 2026-05-07 - 8:48:30 PM GMT - Time Source: server - Signature Appearance Selected: TYPE

Agreement completed.

2026-05-07 - 8:48:30 PM GMT

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